Exhibit 10.2
NONQUALIFIED STOCK OPTION AGREEMENT
     This Nonqualified Stock Option Agreement (this “Option Agreement”) is entered into as of January ___, 2009 by and between PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation (“PRGX”), and ROMIL BAHL (“Executive”).
W I T N E S S E T H:
     WHEREAS, PRGX and Executive are parties to an employment agreement effective as of even date herewith (the “Employment Agreement”); and
     WHEREAS, in connection with Executive’s hiring by PRGX as its Chief Executive Officer, PRGX agreed to grant certain inducement awards consisting of nonqualified stock options to purchase 296,296 shares of PRGX’s common stock, no par value per share; and
     WHEREAS, these inducement awards are being granted outside of any shareholder-approved equity compensation plan of PRGX and have been approved by the Compensation Committee of PRGX’s Board of Directors and granted as an inducement material to commencement of Executive’s employment with PRGX in accordance with NASDAQ Marketplace Rule 4350(i)(1)(A)(iv); and
     WHEREAS, in accordance with Paragraph 3(d) of the Employment Agreement, in connection with Executive’s commencement of employment with PRGX, Executive is to receive nonqualified stock options with respect to 296,296 shares of the common stock, no par value per share, of PRGX (the “Common Stock”).
     Therefore, the parties agree as follows:
     1. Grant of Nonqualified Stock Option. PRGX hereby grants to Executive the right and option to purchase from PRGX, on the terms and subject to the conditions set forth in this Option Agreement, 296,296 shares of Common Stock (such shares, the “Option Shares”; such option, the “Option”). The date of grant of the Option (the “Grant Date”) is January ___, 2009. Of the 296,296 Option Shares, the Options covering 111,111 Option Shares will vest and become exercisable as set forth in subparagraph 3(a) below (the “Initial Options”) and the Options covering 185,185 Option Shares will vest and become exercisable as set forth in subparagraph 3(b) below (the “One-Time Options”).
     2. Exercise Price of the Option. The exercise price for the Option Shares is $_____ per share, the closing price of the Common Stock on the NASDAQ National Market on the Grant Date (the “Exercise Price”).
     3. Vesting of the Option. Subject to the earlier expiration or termination of this Option in accordance with its terms, the Options granted under this Option Agreement will be vested and exercisable as follows:
          (a) 25% of the Initial Options will become vested and exercisable on the first, second, third and fourth anniversaries of the Grant Date, until the Initial Options are vested and exercisable in full, provided Executive remains in the continuous employ of PRGX through such date(s).
          (b) 50% of the One-Time Options will become vested and exercisable on each of the second and fourth anniversaries of the Grant Date, until the One-Time Options are vested and exercisable in full, provided Executive remains in the continuous employ of PRGX through such date(s).
          (c) Notwithstanding the foregoing, 100% of all the outstanding unvested Options will become vested and exercisable on a Change in Control (as defined in the Employment Agreement) to the extent not previously vested and exercisable, provided Executive remains in the continuous employ of PRGX until the Change in Control.
          (d) Upon a termination of Executive’s employment by PRGX without Cause, by Executive for Good Reason, by Executive upon PRGX’s failure to renew the Employment Agreement or on Executive’s Incapacity (as defined in the Employment Agreement) or death (as set forth in the Employment Agreement), the outstanding unvested Options will become vested and exercisable upon such termination to the extent such Options would have become vested and exercisable based solely on the continued employment of Executive through the next anniversary of the Grant Date immediately following the termination of Executive’s employment.
          (e) The Compensation Committee of the Board of Directors of PRGX (the “Compensation Committee”) may, in its sole discretion, accelerate the vesting and exercisability of all or a portion of the Options without regard to whether the requirements for vesting and exercisability thereof in subparagraphs 3(a), (b), (c) or (d) have been met.
     4. Method of Exercise of Option.
          (a) To the extent then exercisable, Executive may exercise the Option in whole or in part; except that no single exercise of the Option is to be for less than 100 Option Shares, unless at the time of the exercise, the maximum number of Option Shares available for purchase under the Option is less than 100 Option Shares. In no event is the Option to be exercised for a fractional share of Common Stock.
          (b) To exercise the Option, Executive shall give written notice to PRGX stating the number of shares for which the Option is being exercised and the intended manner of payment. The date of this notice shall be the exercise date. The notice must be accompanied by payment in full of the aggregate Exercise Price, either by cash, check, or such other medium of payment as the Compensation Committee may permit. If the Compensation Committee so permits, payment in full or part may also be made (i) by surrendering (actually or by attestation) shares of Common Stock to PRGX that Executive already owns and, if necessary to avoid adverse accounting consequences, has held for at least six months; (ii) by a cashless exercise through a broker; (iii) by means of a “net exercise” procedure or (iv) by such other medium of payment as the Compensation Committee in its discretion may authorize. If the payment is in the form of shares of Common Stock, then the certificate or certificates representing those shares must be duly executed in blank by Executive or must be accompanied by a stock power duly executed in blank suitable for purposes of transferring those shares to PRGX. Fractional shares of Common Stock will not be accepted in payment of the purchase price of Option Shares. PRGX shall not issue the Option Shares until full payment for them has been made.
          (c) As soon as practicable upon PRGX’s receipt of Executive’s notice of exercise and payment, PRGX shall direct the due issuance of the Option Shares so purchased.
          (d) As a further condition precedent to the exercise of this Option in whole or in part, Executive shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of Common Stock and accordingly shall execute any documents that the Board of Directors of PRGX (the “PRGX Board”), in its sole discretion, deems necessary or advisable to effect such compliance.
          (e) In the case of Executive’s death, the Option, to the extent exercisable, may be exercised by the executor or administrator of Executive’s estate or by any person or persons who have acquired the Option directly from Executive by bequest or inheritance.
     5. Non-Transferability of Options. Executive shall not assign or transfer the Option, other than by will or the laws of descent and distribution. During Executive’s lifetime, only Executive (or, in the event of legal incapacity or incompetency, Executive’s guardian or legal representative) may exercise the Option. Notwithstanding the foregoing, however, Executive, with the approval of the Compensation Committee, may transfer the Option for no consideration to or for the benefit of Executive’s Immediate Family (including, without limitation, to a trust for the benefit of Executive’s Immediate Family or to a partnership or limited liability company for one or more members of Executive’s Immediate Family), subject to such limits as the Compensation Committee may establish, and the transferee(s) shall remain subject to all the terms and conditions applicable to the Option prior to transfer. The term “Immediate Family” means Executive’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include Executive). No right or interest of Executive or any transferee in this Option shall be subject to any lien or any obligation or liability of Executive or any transferee.
     6. Termination of Option.
          (a) The portion of the Option that is not exercisable pursuant to subparagraphs 3(a), (b), (c) or (d) as of the date of termination of Executive’s employment with PRGX will terminate automatically at the close of business on that date (or if termination of Executive’s employment is for Cause (as defined in the Employment Agreement), immediately upon such termination).
          (b) Except as otherwise set forth in Executive’s Employment Agreement, this Option Agreement and any portion of the Option not either terminated pursuant to subparagraph 6(a) or already exercised will terminate automatically and without further notice at the close of business (or in case of (i) below, immediately upon termination) on the earliest of the following dates: (i) on the date of termination of Executive’s employment with PRGX, if termination of Executive’s employment is for Cause (as defined in the Employment Agreement); (ii) the one year anniversary following the date of termination of Executive’s employment with PRGX, if termination of Executive’s employment is for death or Incapacity (as defined in the Employment

Agreement) or retirement on or after Executive attains age 65; (iii) 90 calendar days following the date of termination of Executive’s employment with PRGX, if termination of Executive’s employment is for any reason other than death, Incapacity, retirement or for Cause; or (iv) the seventh anniversary of the Grant Date.
          (c) In no event may the Option be exercised, in whole or in part, after termination pursuant to subparagraphs 6(a) or 6(b).
     7. Investment Representations. PRGX may require Executive, as a condition of exercising the Option, to give written assurances in substance and form satisfactory to PRGX to the effect that Executive is acquiring the Option Shares for Executive’s own account for investment and not with any present intention of selling or otherwise distributing them, and to such other effect as PRGX deems necessary or appropriate in order to comply with applicable federal and state securities laws.
     8. Registration of Option and Option Shares. PRGX shall use its reasonable best efforts to file, within one year of the date hereof, a registration statement on Form S-8 under the Securities Act of 1934, as amended, to register the resale of the Option Shares.
     9. Compliance with Law. The Option is subject to the requirement that, if at any time counsel to PRGX determines that the listing, registration or qualification of the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of the Option Shares, then the Option may not to be exercised, in whole or in part, unless the listing, registration, qualification, consent or approval has been effected or obtained on conditions acceptable to the Compensation Committee. Nothing in this Option Agreement will be deemed to require PRGX to apply for or to obtain the listing, registration, qualification, consent or approval.
     10. Recapitalization. If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of PRGX by reason of any recapitalization, reclassification, stock split, stock dividend, combination, subdivision or similar transaction, then, subject to any required action by PRGX’s shareholders, the number of Option Shares, the kind of shares or other securities of PRGX subject to the Option and the Exercise Price are to be proportionately adjusted; except that no fractional shares are to be issued or made subject to the Option in making the foregoing adjustments. All adjustments made by the Compensation Committee under this paragraph 10 will be final, conclusive and binding upon Executive.
     11. Reorganization. If, while all or any portion of the Option remains exercisable, PRGX proposes to merge or consolidate with another corporation, whether or not PRGX is to be the surviving corporation, or if PRGX proposes to liquidate or sell or otherwise dispose of substantially all of its assets or substantially all of the outstanding shares of Common Stock are to be sold, or a Change in Control occurs (within the meaning of the Employment Agreement) then the Compensation Committee may, in its sole discretion, either (i) make appropriate provision for the protection of the Option by the substitution on an equitable basis of (A) appropriate stock of the surviving corporation or its parent in the merger or consolidation, or other reorganized corporation that will be issuable in respect to the Option Shares then exercisable, or (B) any alternative consideration as the Compensation Committee, in good faith, may determine to be equitable in the circumstances; and, in either case, require in connection therewith the surrender of the Option so replaced; or (ii) in the case of a Change in Control, upon written notice to Executive, provide that the unexercised (but exercisable or exercisable on the Change in Control) portion of the Option must be exercised within a specified number of days of the date of such notice or the Option will be terminated in its entirety (including the portion that is not then exercisable). In any such case, the Compensation Committee may, in its discretion, accelerate the date on which the Option, in whole or in part, becomes exercisable.
     12. Rights as Shareholder. Neither Executive nor any executor, administrator, distributee or legatee of Executive’s estate will have any of the rights or privileges of a shareholder of PRGX in respect of any of the Option Shares unless and until those Option Shares have been fully paid and the name of Executive (or of Executive’s personal representative, administrator, distributee or legatee of Executive’s estate) has been entered as the shareholder of record on PRGX’s books.
     13. Withholding of Taxes. PRGX’s obligation to deliver Options Shares upon exercise of the Option is subject to Executive’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to PRGX. In accordance with procedures that the Compensation Committee may establish, the Compensation Committee, to the extent applicable law permits, may allow Executive to pay any such amounts (i) by surrendering (actual or by attestation) shares of Common Stock that the Executive already owns and, if necessary to avoid adverse accounting consequences, has held for at least six months (but only for the minimum required withholding); (ii) by a cashless exercise though a broker, (iii) by means of a “net exercise” procedure or (iv) by such other medium of payment as the Compensation Committee in its discretion shall authorize.
     14. No Special Employment Rights. No provision in this Option Agreement will be deemed to grant to Executive any right with respect to Executive’s continued employment with, or other engagement by PRGX or interfere in any way with the ability of PRGX at any time to terminate Executive’s employment or other engagement or to increase or decrease Executive’s compensation from the rate in existence at the Grant Date.
     15. Other Employee Benefits. The amount of any compensation deemed to be received by Executive as a result of the exercise of the Option or the sale of Option Shares received upon the exercise will not constitute “earnings” with respect to which any other benefits of Executive are determined, including, without limitation, benefits under any pension, profit sharing, life insurance or salary continuation plan.
     16. Interpretation of this Option Agreement. All decisions and interpretations made by the PRGX Board or the Compensation Committee with regard to any question arising under this Option Agreement will be binding and conclusive on PRGX and Executive and any other person entitled to exercise the Option as provided for in this Option Agreement.
     17. Choice of Law. This Option Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of Georgia.

     18. Successors and Assigns. Subject to paragraph 5, this Option Agreement is to bind and inure to the benefit of and be enforceable by Executive, PRGX and their respective heirs, executors, personal representatives, successors and assigns.
     19. Notices. Any notice provided for in this Option Agreement must be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address indicated as follows:
Notices to Executive:
Romil Bahl

Notices to PRGX:
PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, Georgia 30339-8426
Attn: Senior Vice President and General Counsel
or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Option Agreement will be deemed to have been given when so delivered, sent or mailed.
     20. Severability. Whenever possible, each provision of this Option Agreement is to be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Option Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any particular jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Option Agreement shall be reformed, construed and enforced in the particular jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.
     21. Complete Agreement. This Option Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.
     22. Amendment and Waiver. Subject to the next sentence, the provisions of this Option Agreement may be amended or waived only with the prior written consent of PRGX and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Option Agreement is to affect the validity, binding effect or enforceability of this Option Agreement. PRGX unilaterally may waive any provision of this Option Agreement in writing to the extent that the waiver does not adversely affect the interests of Executive under this Option Agreement, but the waiver is not to operate as or be construed to-be a subsequent waiver of the same provision or a waiver of any other provision of this Option Agreement.
     23. Section 409A. It is intended that this Option be exempt from the requirements applicable to nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Option Agreement, any action taken with respect to the Option shall be undertaken in a manner that will not negatively affect the status of the Option as exempt from treatment as deferred compensation subject to Section 409A of the Code unless such action otherwise complies with Section 409A of the Code to the extent necessary to avoid noncompliance.
[SIGNATURE PAGE TO FOLLOW]

     The parties are signing this Option Agreement as of the date stated in the introductory clause.

PRG-SCHULTZ INTERNATIONAL, INC.
By:
Name:
Title:

Romil Bahl